UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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BLONDER TONGUE LABORATORIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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BLONDER TONGUE LABORATORIES, INC.
One Jake Brown Road
Old Bridge, New Jersey 08857
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 23, 2017

To Our Stockholders:
The 2017 Annual Meeting of Stockholders of Blonder Tongue Laboratories, Inc. (the "Company," "Blonder," "we" or "our") will be held at our executive offices located at One Jake Brown Road, Old Bridge, New Jersey, on May 23, 2017, beginning at 10:00 a.m., local time, for the following purposes:
1.	To elect as the Directors constituting Class I of the Board of Directors the two nominees named in the attached Proxy Statement to serve until the 2020 Annual Meeting of Stockholders;
2.
To approve an amendment to our 2016 Employee Equity Incentive Plan to increase the annual individual award limits relating to stock options and stock appreciation rights under the 2016 Employee Equity Incentive Plan from 100,000 to 250,000 shares of Common Stock;

3.	To ratify the appointment of Marcum LLP, certified public accountants, as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and
4.
To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.  In their discretion, the proxies named in the enclosed proxy card are authorized to vote upon any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please read the attached Proxy Statement for further information regarding each proposal.  A proxy, if properly executed and received in time for voting at the Annual Meeting, will be voted in the manner directed on the proxy.  If no direction is made, the proxy will be voted FOR ALL NOMINEES for the election of directors and FOR proposals 2 and 3.
Our Board of Directors has fixed the close of business on March 31, 2017 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.  Only stockholders of record at the close of business on March 31, 2017 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.
Stockholders as of the record date of March 31, 2017 are cordially invited to attend the Annual Meeting.  Attendance at the Annual Meeting will be limited to stockholders of record as of the record date or their authorized representatives and our guests.  Regardless of whether you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it promptly.  If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and therefore you should complete and return each proxy if you wish to vote all of your shares that are eligible to be voted at the Annual Meeting.
By Order of the Board of Directors
Robert J. Pallé
Chief Executive Officer, President and Secretary
April 24, 2017
Important Notice Regarding the Availability of Proxy Materials for
 the Annual Meeting of Stockholders to be Held on May 23, 2017

The Proxy Statement and Annual Report to Stockholders are available at:
http://www.astproxyportal.com/ast/07796

PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

TABLE OF CONTENTS

GENERAL INFORMATION	1
Voting and Proxies	1
Revocation of a Proxy	2
Voting on Other Matters	2
Costs of Proxy Solicitation	2
Voting Securities	2
PROPOSAL NO. 1 - ELECTION OF DIRECTORS	2
Recommendation of the Board of Directors	3
DIRECTORS AND EXECUTIVE OFFICERS	3
Nominees and Continuing Directors	3
Other Executive Officers	5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6
CORPORATE GOVERNANCE AND BOARD MATTERS	7
Board Leadership Structure and Risk Oversight	7
Director Independence	7
Meetings of the Board of Directors; Committees	8
Audit Committee Report	11
Board Policies Regarding Communications With the Board of Directors and Attendance At Annual Meetings	12
Directors' Compensation	12
EXECUTIVE COMPENSATION	14
Summary of Compensation Objectives and 2016 Compensation	14
Summary Executive Compensation	17
Summary Compensation Table	17
Outstanding Equity Awards At December 31, 2016	19
PROPOSAL NO. 2 – APPROVAL OF AMENDMENT TO 2016 EMPLOYEE EQUITY INCENTIVE PLAN	20
Background of the Proposal	20
Summary Description of the 2016 Employee Plan	21
Federal Tax Consequences of 2016 Employee Plan	23
Awards Under the 2016 Employee Plan (As Amended)	24
Equity Compensation Plans	24
Recommendation of the Board of Directors	25
PROPOSAL NO. 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25
Audit and Other Fees Paid to Independent Registered Public Accounting Firm	25
Pre-Approval Policy for Services by Independent Registered Public Accounting Firm	26
Recommendation of the Board of Directors	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	26
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	27
STOCKHOLDER PROPOSALS	27
Stockholder Proposals for Inclusion in 2018 Proxy Statement	27
Director Nominations at the 2018 Annual Meeting	27
Timing Requirements for Other Stockholder Proposals	27
ANNUAL REPORT ON FORM 10-K	28
AMENDMENT No. 1 to BLONDER TONGUE LABORATORIES, INC. 2016 EMPLOYEE EQUITY INCENTIVE PLAN	Appendix A

i

BLONDER TONGUE LABORATORIES, INC.
One Jake Brown Road
Old Bridge, New Jersey 08857
PROXY STATEMENT FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
MAY 23, 2017
GENERAL INFORMATION
This Proxy Statement is being furnished to the stockholders of Blonder Tongue Laboratories, Inc., a Delaware corporation (the "Company," "Blonder" or "we"), in connection with the solicitation of proxies by our Board of Directors (the "Board") for our 2017 Annual Meeting of Stockholders (the "Annual Meeting") and at any adjournment or adjournments thereof.
Holders of our common stock, $0.001 par value per share ("Common Stock") as of the record date of March 31, 2017 are invited to attend the Annual Meeting on May 23, 2017, at 10:00 a.m., local time.  The Annual Meeting will be held at our executive offices located at One Jake Brown Road, Old Bridge, New Jersey.  You may obtain directions to attend the Annual Meeting in person from our website at www.blondertongue.com/about/directions.aspx.
The mailing address of our principal executive office is One Jake Brown Road, Old Bridge, New Jersey 08857.  Our telephone number is (732) 679-4000.  This Proxy Statement and the enclosed form of proxy will be mailed to stockholders on or about April 24, 2017, together with the Company's Annual Report on Form 10-K for the year ended December 31, 2016.
Voting and Proxies
You may vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. When a proxy is properly executed and delivered, the shares of Common Stock represented by the proxy will be voted at the Annual Meeting in accordance with your instructions.
You may also attend the Annual Meeting in person and cast your vote there.  If your shares of Common Stock are held in the name of your broker, bank or other nominee and you wish to attend the Annual Meeting and vote in person, you must bring a legal proxy from the record holder of your shares indicating that you were the beneficial owner of the shares on March 31, 2017, the record date for determining the shares of Common Stock entitled to vote at the Annual Meeting, and that you have the right to vote your shares.
Regarding the election of Class I Directors to serve until the 2020 Annual Meeting of Stockholders (Proposal 1), stockholders may (i) vote "FOR" all of the nominees, (ii) "WITHHOLD" their votes as to all nominees or (iii) "WITHHOLD" their votes as to specific nominees.  With respect to Proposals 2 and 3, stockholders may vote (i) "FOR" the proposal, (iii) "AGAINST" the proposal or (iii) "ABSTAIN" from voting.  You should specify your choices on the enclosed proxy card.  If no specific instructions are given with respect to the matters to be acted upon, the shares of Common Stock represented by a properly executed and delivered proxy card will be voted FOR ALL NOMINEES and FOR each of Proposals 2 and 3.
Directors will be elected by a plurality of the votes cast by the holders of the shares of our Common Stock, voting in person or by proxy at the Annual Meeting.  Votes withheld from one or more nominees for Director will have the same effect as abstentions and will have no effect on the vote for election of Directors.  Approval of Proposals 2 and 3 or any other matters to come before the Annual Meeting, will require the affirmative vote of the holders of a majority of the shares of our Common Stock having voting power present in person or by proxy at the Annual Meeting.  Abstentions are deemed present for determining whether a quorum necessary for the conduct of business is present and determining the shares entitled to vote, and have the effect of a vote against any matter other than the election of Directors.  Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not provided voting instructions and the broker does not have discretionary authority to vote on the matter.  Broker non-votes are deemed present for determining whether a quorum necessary for the conduct of business is present but are not considered to be shares "entitled to vote," and will not be included in vote totals and will have no effect on the outcome of any matters to be voted upon at the Annual Meeting.

Revocation of a Proxy
All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised by (i) filing written notice of revocation with our Secretary before the Annual Meeting, (ii) signing and delivering a later-dated proxy to our Secretary before the Annual Meeting or (iii) voting in person at the Annual Meeting.  Written notices of revocation or later-dated proxies should be directed to the Secretary at the mailing address of our principal executive offices. Your attendance at the Annual Meeting alone will not constitute revocation of a proxy – you must vote by ballot at the Annual Meeting.  If your shares are held in the name of a broker, bank or other nominee, you need to contact the record holder of your shares regarding how to revoke your proxy.
Voting on Other Matters
We know of no other business to be transacted at the Annual Meeting other than the election of Class I Directors and the other proposals described in the attached Notice of Annual Meeting of Stockholders.  If any other matters do arise and are properly presented, the persons named in the proxy will have the discretion to vote on those matters for you according to their best judgment.
Costs of Proxy Solicitation
We will pay the expenses associated with this solicitation of proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement.  We will solicit proxies by use of the mails, through brokers and banking institutions, and by our officers and regular employees.  We may also solicit proxies by personal interview, mail, telephone or facsimile transmission.
Voting Securities
Only stockholders of record of our Common Stock at the close of business on March 31, 2017 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.  Each stockholder of record on the Record Date is entitled to one vote for each share of our Common Stock so held.  There is no cumulative voting.  On the Record Date, there were 8,121,836 shares of Common Stock issued, outstanding and entitled to vote.
PROPOSAL NO. 1 - ELECTION OF DIRECTORS
Our Certificate of Incorporation, as amended, provides that our Board of Directors (the "Board") shall consist of between five and eleven members, as determined from time to time by the Board, divided into three classes as nearly equal in number as possible.  The size of the Board is currently set at seven Directors.  Each of Class I and Class II is currently comprised of two Directors, and Class III is currently comprised of three Directors.  The term of the current Class I Directors expires at the 2017 Annual Meeting, the term of the current Class II Directors expires at the 2018 Annual Meeting and the term of the current Class III Directors expires at the 2019 Annual Meeting.  The successors to each class of Directors whose terms expire at an Annual Meeting will be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election.
The Directors whose terms will expire at the 2017 Annual Meeting of Stockholders are Anthony J. Bruno and Steven L. Shea, each of whom has been recommended for nomination by our Nominating Committee and nominated by our Board to stand for re-election as a Director at the 2017 Annual Meeting, to hold office until the 2020 Annual Meeting of Stockholders or until his resignation or removal, and until his successor has been duly elected and qualified.  Each nominee has consented to serve as a Director, if elected.

Recommendation of the Board of Directors
Our Board of Directors recommends a vote FOR the election of Anthony J. Bruno and Steven L. Shea as Class I Directors to hold office until the 2020 Annual Meeting of Stockholders.
Proxies received by the Board of Directors will be voted FOR the election of Anthony J. Bruno and Steven L. Shea as Class I Directors, unless stockholders specify in their proxies a contrary choice.
DIRECTORS AND EXECUTIVE OFFICERS
Nominees and Continuing Directors
The following table sets forth the names and certain information about each of the nominees for election as Director and our continuing Directors:
Name	Age	Director Since

Nominees for a three-year term expiring in 2020 (Class I Directors):

Anthony J. Bruno(1)	76	2008
Steven L. Shea(2)	58	2009

Directors not standing for election this year whose terms expire in 2018 (Class II Directors):

Robert J. Pallé	71	1993
Gary P. Scharmett(3)	61	1997

Directors not standing for election this year whose terms expire in 2019 (Class III Directors):

Charles E. Dietz(4)	69	2011
James F. Williams(5)	59	1993
James H. Williams	85	2015

(1) A member of the Audit, Compensation and Nominating Committees.
(2) A member of the Audit, Compensation and Nominating Committees.
(3) A member of the Nominating Committee.
(4) A member of the Audit and Compensation Committees.
(5) A member of the Audit and Compensation Committees.

Set forth below is a brief summary of the recent business experience and background of each of the nominees for election as a Director, the continuing Directors and our executive officers.  The Board believes that each nominee, and each continuing Director, possesses the qualities and experience that Directors should possess as such criteria for Board membership is described below in the section entitled "Meetings of the Board of Directors; Committees–Nominating Committee."  Also included below is information about each Director's specific experience, qualifications, attributes or skills that led the Board to conclude that he should serve as a Director.  As reflected, the Nominating Committee seeks out, and the Board is comprised of, individuals with diverse professional backgrounds, experiences and skills.
Anthony J. Bruno has been one of our Directors since February 1, 2008.  Since 2007, Mr. Bruno has been a financial consultant providing corporate acquisition advisory services to various companies located in the United States.  Prior to 2007, Mr. Bruno was the Vice-President of Finance for 18 years for Besam Entrance Solutions, the United States subsidiary of ASSA ABLOY Entrance Systems, a Swedish Company, managing all aspects of its financial activities in North America. Mr. Bruno also previously served as Blonder's Vice President of Finance from 1981 to 1989.

The Board concluded that Mr. Bruno should serve as a Director due to his significant executive management experience with a large, multi-national corporation and his expertise in finance and auditing matters, including financial reporting and corporate acquisitions.
Charles E. Dietz has been one of our Directors since September 2011.  Since 2008, Mr. Dietz has been an independent cable industry consultant to various clients within the cable industry.  Prior to 2008, Mr. Dietz was Senior Vice President of Engineering for 12 years at Insight Communications, a multiple systems operator, and from 2001 to 2008 served as Insight Communications' Chief Technical Officer.  Mr. Dietz was responsible for all technical aspects of Insight Communications' operations, including technology development and implementation, system construction and maintenance, purchasing, and technical regulatory compliance.  Mr. Dietz has been a member of the Society of Cable Telecommunications Engineers since 1978, and a member of Cable TV Pioneers since 2010.
The Board concluded that Mr. Dietz should serve as a Director due to his extensive industry knowledge and executive and technical experience in the cable television and communications industry, including the analysis, evaluation, purchase, use and deployment of products, equipment and technology substantially similar to Blonder's.  Accordingly, Mr. Dietz brings valuable insight to our customer and vendor relationships and strong relationships with the cable industry to the Board.
Robert J. Pallé has been one of our Directors since September, 1993, our President since May, 2003 and our Chief Executive Officer since May, 2015.  Prior to that, Mr. Pallé served as our Chief Operating Officer and Secretary since April, 1989, our Executive Vice President from April, 1989 until May, 2003 and as our Interim Treasurer from March through April, 2001.
The Board concluded that Mr. Pallé should serve as a Director due to his extensive business and management experience with us in various senior management positions and his in-depth knowledge of our products, lines of business, long-term strategies, challenges and opportunities.  Mr. Pallé brings a broad perspective to the Board's deliberations due to his position as our Chief Executive Officer.
Gary P. Scharmett has been one of our Directors since December, 1997.  Since January, 1989, Mr. Scharmett has been a partner in the law firm of Stradley Ronon Stevens & Young, LLP, our outside counsel, and served on the Board of Directors of that firm from January, 2001 until December, 2003.  He presently serves as the Co-Chair of that firm's Finance & Restructuring Practice Group.  Mr. Scharmett is a past President, and currently a member of the Board of Directors of The Association of Commercial Finance Attorneys, Inc., and a member of the Board of Directors of the Philadelphia Chapter of the Turnaround Management Association.
The Board concluded that Mr. Scharmett should serve as a Director due to the important experience, judgment and perspective he brings to the Board based upon his thirty-plus years of experience as a corporate attorney representing a diverse range of companies on complex matters, including financing, regulatory and corporate governance matters.  In addition, having served as our principal legal advisor since 1989, Mr. Scharmett has a unique understanding of our business and the industry in which we operate and compete.
Steven L. Shea has been one of our Directors since September, 2009 and was appointed to serve as the Chairman of the Board in May, 2015.  Mr. Shea has more than twenty-five years of investment banking experience.  From November 2013 until February 2017, Mr. Shea served as Special Advisor to Tufton Capital Management, LLC, an SEC registered investment advisor (formerly known as Hardesty Capital Management, LLC).  From November 2013 through May 2015, Mr. Shea also served as Chairman of the Executive Committee of Hardesty Capital Management, LLC.  From January, 2011 until November, 2013, he served as President of Hardesty Capital Management, LLC and Hardesty Capital Corporation, which provide investment advisory services to corporations, institutions and individuals.  Prior thereto, Mr. Shea was an Executive Vice President of Ferris, Baker Watts, Inc. ("Ferris Baker"), from 1999 until the sale of such firm in 2008. Mr. Shea also served as the Executive Director of the Capital Markets Division of Ferris Baker and was a member of their Board of Directors and Executive and Strategic Alternative Committees of its Board of Directors. Prior to his position at Ferris Baker, Mr. Shea was a Vice President with Mercantile Safe Deposit and Trust Company from 1989 to 1993, and was a Vice President at Maryland National Bank from 1981 to 1989.  Mr. Shea presently serves on the Board of Directors of TradeRiver Finance USA.

The Board concluded that Mr. Shea should serve as a Director due to his extensive financial, merchant banking, capital markets and executive management experience gained as an investment banker, including his knowledge of growth strategies, acquisition analysis and shareholder relations.  He also has an in-depth familiarity with the technology and manufacturing sectors, along with experience as a director of other corporations.
James F. Williams has been one of our Directors since September, 1993.  Since June 1999, he has served as the Chief Financial Officer and a Director of OSC Holding, Inc. and its subsidiaries, which provide demolition, environmental and civil contracting services primarily in the United States and Canada.  From July, 2007 through February 2013, Mr. Williams served as a Director, Managing Member and Vice President of Buffalo City Center Leasing, LLC, which, was a lessor of electronic equipment.  Mr. Williams presently serves on the Board of Directors of Affinity Insurance Ltd. and on the Board of Governors of the Park Country Club of Buffalo.  Mr. Williams is the nephew of James H. Williams, one of our Directors.
The Board concluded that Mr. Williams should serve as a Director due to his strong experience in strategic planning, leadership, finance and executive management with various organizations.  As a Director for over twenty years, Mr. Williams also provides perspective, institutional knowledge and a deep understanding of our business.
James H. Williams has been one of our directors since February, 2015.  He was also a Director of Blonder from November, 1988 to May 2006, and served as our Chairman of the Board from November, 1988 until November, 1994.  From 1995 to 2014, Mr. Williams served as a consultant to us under a written agreement, which agreement was terminated as of December 31, 2014.  Mr. Williams is the uncle of James F. Williams, one of our Directors.
The Board concluded that Mr. Williams should serve as a Director due to his in-depth knowledge and understanding of our business, operations and strategies, as well as bringing an important historical perspective of our Company to the Board's deliberations. Through Mr. Williams' years of experience as an entrepreneur and investor in many diverse businesses, he  contributes a common sense approach to our Board discussions and deliberations on strategic and business matters.
Other Executive Officers
Eric S. Skolnik, 52, has been a Senior Vice President since May, 2003 and our Chief Financial Officer, Treasurer and Assistant Secretary since May, 2001.  Mr. Skolnik served as our Interim Chief Financial Officer from January, 2001 through April, 2001.  He was our Corporate Controller from May, 2000 through January, 2001.  From 1994 until May, 2000, Mr. Skolnik worked as a certified public accountant with BDO Seidman, LLP.
Allen Horvath, 65, has been our Vice President-Manufacturing since May, 2003 and is responsible for our manufacturing activities.  Mr. Horvath served as our Manufacturing Manager from 1998 until May, 2003.  Since 1976, Mr. Horvath has served us in various management positions in the areas of production testing, engineering, quality control and manufacturing.
Nezam Nikoo, 53, has been our Vice President-Engineering, Chief Technical Officer since May 2013 and was our Vice President-Digital Technologies from February, 2009 through May 2013.  Mr. Nikoo served as our Chief Digital Engineer from July, 2000 until February, 2009 and as our Senior Design Engineer from 1995 until 2008.  From 1988 to 1995, Mr. Nikoo held several positions at Lockheed Martin Corporation, including his final position as Lead Electrical Design Engineer, integrating space shuttle payload experiments.
Jeffrey Smith, 53, has been our Vice President-Sales since May, 2011.  Mr. Smith served as our Vice President-North American Sales from October 2007 through May 2011, as our National Director of Sales from December 2006 through October 2007, and as our Director of South Central Regional Sales from January 2006 through December 2006.  From February 2002 through May 2005, Mr. Smith worked as Director of Commercial Installations at Dish Network®.

SECURITY OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of our Common Stock as of March 31, 2017 by (i) each person who is known by us to beneficially own more than five percent of our Common Stock, (ii) each of our Directors, (iii) each of our executive officers named in the Summary Compensation Table below, and (iv) all our executive officers and Directors as a group.  Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to community property laws where applicable.
Name and Address of Beneficial Owner(1)(2)	Amount and Nature of Beneficial Ownership(1)		Percent of Class Beneficially Owned
Directors and Executive Officers:

Robert J. Pallé	3,530,695	(3)	36.19%
Anthony J. Bruno	263,465	(4)	3.21%
Charles E. Dietz	223,586	(5)	2.74%
Gary P. Scharmett	315,718	(6)	3.84%
Steven L. Shea	582,503	(7)	6.94%
James F. Williams	274,747	(8)	3.34%
James H. Williams	434,804	(9)	5.28%

Eric S. Skolnik	185,250	(10)	2.24%
Nezam Nikoo	187,667	(11)	2.28%
Allen Horvath	153,000	(12)	1.86%
Jeffery Smith	92,000	(13)	1.13%
All Directors and executive officers as a group (11 persons)	6,243,435		57.41%

(1)
Beneficial ownership as of March 31, 2017 for each person listed includes shares subject to options held by such person which are exercisable within 60 days after such date.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities, which voting or investment power may be further described in the footnotes below.  This table contains information furnished to us by the respective stockholders or contained in filings made with the SEC.  Certain of our executive officers and Directors may, from time to time, hold some or all of their Common Stock in brokerage accounts having outstanding margin loan balances secured by the Common Stock and the other investment securities held in such brokerage accounts.

(2)	Unless otherwise indicated, the address for each beneficial owner is c/o Blonder Tongue Laboratories, Inc., One Jake Brown Road, Old Bridge, NJ 08857.
(3)
Includes 200,000 shares of Common Stock owned of record by a limited liability company of which Mr. Pallé and his spouse are the sole members, 325,000 shares of Common Stock underlying options granted by us to Mr. Pallé which are exercisable within 60 days after March 31, 2017, 19,000 shares of Common Stock underlying options granted by us to Mr. Pallé's spouse, who holds a non-officer position with the Company, which are exercisable within 60 days after March 31, 2017 and 1,290,317 shares of Common Stock underlying certain convertible indebtedness of the Company held by Mr. Pallé and his spouse, which is outstanding as of, and convertible within 60 days after, March 31, 2017.

(4)	Includes 84,167 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2017.
(5)	Includes 42,500 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2017.
(6)	Includes 95,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2017.
(7)
Includes 62,500 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2017, and 212,877 shares of Common Stock underlying certain convertible indebtedness of the Company held by Mr. Shea, which is outstanding as of, and convertible within 60 days after, March 31, 2017.

(8)	Includes 95,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2017.
(9)
Includes 9,166 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2017 and  106,439 shares of Common Stock underlying certain convertible indebtedness of the Company held by Mr. Williams, which is outstanding as of, and convertible within 60 days after, March 31, 2017.

(10)	Includes 135,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2017.
(11)	Includes 121,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2017.
(12)	Includes 103,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2017.
(13)	Includes 52,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2017.
CORPORATE GOVERNANCE AND BOARD MATTERS
Board Leadership Structure and Risk Oversight
Historically, the Board has determined that our Chief Executive Officer was best situated to serve as Chairman of the Board because he was the Director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Independent Directors and management have different perspectives and roles in strategy development.  Our independent Directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise.  Following the resignation of Mr. Luksch in 2015, our Board carefully evaluated our then-existing Board governance structure and considered alternative approaches.  As a result of that evaluation and analysis, the Board determined that it was in our best interests to separate the roles of Chairman of the Board and Chief Executive Officer, so that the Chairman's role would be filled by an independent Director.  As a result, in May 2015, the Board appointed Steven L. Shea to serve as our Chairman of the Board and Mr. Shea continues to serve as our Chairman.
The Board believes that establishing the right "tone at the top" and full and open communication between management and the Board of Directors are essential for effective risk management and oversight.  At each regular Board meeting, the Board receives reports from members of senior management on areas of material risk to Blonder, including operational, financial, strategic and performance risks.  The full Board receives these reports from the appropriate "risk owner" within the organization to facilitate our risk identification, risk management and risk mitigation strategies.  This enables the Board to coordinate risk oversight, particularly with respect to risk interrelationships across corporate disciplines.
The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks.  The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to areas of financial reporting and compliance with laws, rules and regulations applicable to us, including those related to accounting regulation, insider trading, antitrust, and employment discrimination, whistle blowing and conflicts of interest faced by employees, officers and Directors.  The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to our compensation policies and programs.  The Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and membership, and succession planning for our Directors and senior executive officers.
Director Independence
The Board of Directors has considered the independence of our Directors pursuant to Section 803A of the NYSE MKT Company Guide ("Independence Rules").  Under the NYSE MKT Independence Rules, a Director may not be determined to be independent if certain relationships exist.  In addition to reviewing whether any of those specific disqualifying relationships exist under the Independence Rules, the NYSE MKT also requires that the Board determine whether any of our Directors has a relationship that it believes would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.  In the course of this determination, the Board considered the following relationship and arrangement between a non-management Directors and us, which was determined to be immaterial and not falling within one or more of the disqualifying relationships under the Independence Rules:

•
Gary P. Scharmett:  The fees paid by us to the law firm where he is a partner were below 5% of the law firm's consolidated gross revenue in each of the prior three years.  See "Certain Relationships and Related Transactions" below for more detail on these fees paid for legal services.

Based on this review, the Board has determined that, except for Robert J. Pallé, our Chief Executive Officer and President, each of our Directors is independent pursuant to the Independence Rules.  Accordingly, the current Board consists of a majority of independent Directors.
Meetings of the Board of Directors; Committees
The Board of Directors has three standing committees: the Compensation Committee, the Nominating Committee and the Audit Committee.  During the year ended December 31, 2016, the Board of Directors held 17 meetings, the Compensation Committee held 6 meetings, the Nominating Committee held 2 meetings, and the Audit Committee held 5 meetings.  Each member of the Board of Directors attended (either in person or via teleconference) at least 75% of the aggregate of the total number of Board meetings and Committee meetings held in 2016 during the period in which he served as a Director and/or committee member.
Compensation Committee.  The Compensation Committee is currently comprised of Charles E. Dietz, Steven L. Shea, Anthony J. Bruno and James F. Williams, each of whom is a non-employee Director.  Mr. Dietz serves as the Chairman of the Compensation Committee.  Each of the members of the Compensation Committee who served during the 2016 fiscal year was independent, as independence for compensation committee members is defined by NYSE MKT rules.
The Compensation Committee determines compensation for our executive officers and administers each of our existing stock incentive plans, other than the Amended and Restated 2005 Director Equity Incentive Plan, the 2016 Director Equity Incentive Plan and the Amended and Restated Director Stock Purchase Plan, each of which is administered by the Board.
The Compensation Committee's responsibilities include, among other duties, the responsibility to:
•	evaluate the performance of the Chief Executive Officer/President;
•
review and approve the base salary (subject to Board approval), bonus, incentive compensation and any other compensation for the Chief Executive Officer/President; review the Chief Executive Officer's recommendations for the compensation of the other executive officers, make appropriate adjustments and approve such compensation;

•	monitor our cash bonus and equity-based compensation plans and discharge the duties imposed on the Compensation Committee by the terms of those plans;
•
review and approve the proposal regarding the Say on Pay Vote when the same is required to be included in our proxy statement, and to review and recommend to the Board for approval the frequency with which we will conduct Say on Pay Votes; and

•	perform other functions or duties deemed appropriate by the Board.
Compensation decisions for the Chief Executive Officer/President and all other executive officers are reviewed and approved by the Compensation Committee, subject to ratification by the Board of the base salary for the Chief Executive Officer/President.  The Compensation Committee relies upon the Chief Executive Officer to assist the Compensation Committee in performing its duties with regard to all other executive officers.  The Compensation Committee does not delegate any of its authority to other persons.  In recent years the Compensation Committee has not retained a compensation consultant in determining the base salary for our executive officers or for any other purpose.
With regard to the compensation of our Chief Executive Officer/President, the Compensation Committee reviews individual performance, written comments and performance grades received from members of the Board regarding performance, relevant compensation information from salary surveys (when available), and summary information and periodically, comments from peer review questionnaires.  The Chief Executive Officer also provides the Compensation Committee with a summary review of the President's (except when the Chief Executive Officer and the President are the same person) performance.  Based upon its review of all of the foregoing information, the Compensation Committee determines the form and amount of compensation for these officers, subject to Board approval of their base salaries.  The base salary of the Chief Executive Officer/President is presently reviewed every year.

With regard to compensation for the other executive officers, the Compensation Committee reviews the Chief Executive Officer's written summary review of the executive officers' performance and this information may be supplemented by summary information and comments from periodic peer review questionnaires.  The Chief Executive Officer also provides a recommendation as to the appropriate form and amount of compensation for each other executive officer.  The Compensation Committee reviews and considers the recommendation of the Chief Executive Officer, makes adjustments as appropriate and approves them.  This review and adjustment procedure is performed annually for the other executive officers.
The Compensation Committee does not establish the amount or form of Director compensation.  These determinations are made and approved by the full Board.  However, the Compensation Committee will periodically review and recommend to the Board compensation, equity-based plans and benefit programs for non-employee Directors.  Grants of stock option awards and/or restricted or unrestricted shares to non-employee Directors are generally made annually upon consideration and approval by the full Board with each non-employee Director abstaining from voting on an award to him.
The Board of Directors has adopted a written charter for the Compensation Committee.  The Compensation Committee reviews and reassesses the charter for adequacy on an annual basis.  A copy of the Compensation Committee Charter is available on our website at www.blondertongue.com under the "About Us/Investor Relations/Compensation Committee Charter" caption.
Nominating Committee.  The Nominating Committee is currently comprised of Gary P. Scharmett, Anthony J. Bruno and Steven L. Shea, each of whom is a non-employee Director.  Mr. Scharmett serves as the Chairman of the Nominating Committee.  Each of the members of the Nominating Committee who served during the 2016 fiscal year was independent, as independence for nominating committee members is defined by NYSE MKT rules.
The Nominating Committee, among other things, considers and makes recommendations to the Board of Directors concerning the appropriate size of the Board and nominees to stand for election or fill vacancies on the Board, as well as the composition of our standing committees.  In particular, the Nominating Committee identifies, recruits, considers and recommends candidates to fill positions on the Board in accordance with its criteria for Board membership (as such criteria are generally described below).  In searching for qualified Director candidates to nominate for election at an annual meeting of stockholders, the Nominating Committee will initially consider nominating the current Directors whose terms are expiring and will consider their past performance on the Board, along with the criteria for Board membership, in determining whether to nominate them for re-election.  In connection with nominations for elections at annual meetings or to fill vacancies in the Board, the Nominating Committee may solicit the current members of the Board to identify qualified candidates through their business and other organizational networks and may also retain director search firms as it determines necessary in its own discretion.  The Nominating Committee will then consider the potential pool of Director candidates derived from the foregoing process, select the top candidates to fill the number of openings based on their qualifications, the Board's needs (including the need for independent Directors) and the criteria for Board membership.  The Nominating Committee will then conduct a thorough investigation of the proposed candidates' backgrounds to ensure there is no past history that would disqualify such candidates from serving as Directors.  Those candidates that are selected and pass the background investigation will be recommended to the full Board for nomination.
The criteria for a nominee to the Board include, among other things:
•	the highest personal and professional ethics, strength of character, integrity and values;
•
experience as a senior manager, chief operating officer or chief executive officer of a relatively complex organization or, if in a professional or scientific capacity, be accustomed to dealing with complex problems, or otherwise shall have obtained and excelled in a position of leadership;

•
education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom, and vision to exercise sound, mature judgments on a macro and entrepreneurial basis on matters which relate to our current and long-term objectives;

•
competence and willingness to learn our business, and the breadth of viewpoint and experience necessary for an understanding of the diverse and sometimes conflicting interests of stockholders and other constituencies;

•
the nominee should be of such an age at the time of election to assure a minimum of three years of service as a Director, and should be free and willing to attend regularly scheduled meetings of our Board of Directors and its committees over a sustained period and otherwise be able to contribute a reasonable amount of time to our company affairs;

•	the stature and capability to represent us before the public, stockholders, and other various individuals and groups that affect us; and
•	willingness to objectively appraise the performance of management in the interest of the stockholders and question management's assumptions when inquiry is appropriate.
The Nominating Committee does not have a formal policy with respect to diversity.  However, in order to enhance the overall quality of the Board's deliberations and decisions, the Nominating Committee seeks candidates with diverse professional backgrounds and experiences, representing a mix of industries and professions with varied skill sets and expertise.
The Nominating Committee does not have a formal charter, but our Board has adopted guidelines addressing the purpose and responsibilities of the Nominating Committee in connection with its formation.  The guidelines include procedures for recruiting, considering and recommending nominees to our Board and criteria for Board membership.  Although the Nominating Committee will not consider any director candidates recommended by stockholders, our Board believes this is appropriate as our Certificate of Incorporation and Bylaws permit stockholders to directly nominate persons for election as Directors by following the procedures set forth therein.
Audit Committee.  We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) under the Securities Exchange Act of 1934, as amended ("Exchange Act") and Rule 10A-3 promulgated under the Exchange Act.  The Audit Committee is currently comprised of Anthony J. Bruno, Charles E. Dietz, Steven L. Shea, and James F. Williams, each of whom is a non-employee Director. Each of the members of the Audit Committee who served during the 2016 fiscal year was independent, as independence for audit committee members is defined by Rule 10A-3 promulgated under the Exchange Act and NYSE MKT rules.   Mr. Bruno serves the Chairman of the Audit Committee.  The Audit Committee, among other things:
•	oversees our accounting and financial reporting process and audits of our financial statements;
•	selects, retains or terminates our independent registered public accounting firm;
•	reviews the plans and results of the audit engagement with the independent registered public accounting firm;
•
discusses with the independent registered public accounting firm all necessary accounting policies and practices to be used and alternative treatments of financial information discussed with management;

•	oversees the work of the independent registered public accounting firm;
•	evaluates and pre-approves audit and non-audit services provided by the independent registered public accounting firm;
•	reviews the independence of the independent registered public accounting firm;
•	assures the regular rotation of the audit partners;

•	considers the range of audit and non-audit fees and determines the compensation of the independent registered public accounting firm;
•	reviews financial and earnings information released to the public, analysts and other third parties; and
•	reviews the adequacy of our internal accounting controls.
Each of the members of the Audit Committee who served during the 2016 fiscal year was independent, as independence for audit committee members is defined by NYSE MKT and each also meets the requirements of Rule 10A-3 under the Exchange Act. Our Board of Directors has determined that a member of the Audit Committee, Anthony J. Bruno, qualifies as an "audit committee financial expert" as defined in Section 407(d)(5)(ii) of Regulation S-K.  The Board of Directors has adopted a written charter for the Audit Committee.  The Audit Committee reviews and reassesses the charter for adequacy on an annual basis.  A copy of the Audit Committee Charter is available on our website at www.blondertongue.com under the "About Us/Investor Relations/Audit Committee Charter" caption.
Audit Committee Report
The Audit Committee of the Board of Directors has:
•	reviewed and discussed the audited financial statements with management;
•
discussed with Blonder's independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board;

•
received the written disclosures and the letter from Blonder's independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence; and

•	discussed with Blonder's independent registered public accounting firm their independence from Blonder and its management.
Management is responsible for the preparation, presentation and integrity of Blonder's financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Blonder's independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with Standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.  The Audit Committee's responsibility is to monitor and oversee these processes.  The Audit Committee has relied, without independent verification, on the information provided to it and on the representations of management and the independent registered public accounting firm that the financial statements have been prepared in conformity with United States generally accepted accounting principles.
Based on the review and discussions referred to in the items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Blonder's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
The Audit Committee

Anthony J. Bruno, Chairman
Charles E. Dietz
Steven L. Shea
James F. Williams

Board Policies Regarding Communications With the Board of Directors and Attendance at Annual Meetings
Our Board of Directors maintains a process for stockholders to communicate with the Board of Directors.  A stockholder wishing to communicate with our Board of Directors, or any individual member(s) of the Board of Directors, can send a written communication to the attention of the Board of Directors (or specific individual Director(s), if applicable) at the following address: c/o Corporate Secretary, One Jake Brown Road, Old Bridge, New Jersey 08857.  Any such communication must state the number of shares beneficially owned by the stockholder making the communication.  Our Corporate Secretary will forward such communication to the full Board of Directors or to any individual Director or Directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case our Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.
While we do not have a formal written policy regarding Board member attendance at our Annual Meeting, we actively encourage our Directors to attend the Annual Meeting of Stockholders.  All Directors attended our 2016 Annual Meeting of Stockholders, other than James H. Williams.
Directors' Compensation
2016 DIRECTOR COMPENSATION
The following table discloses the actual compensation paid to or earned by each of our Directors who is not also a named executive officer in fiscal year 2016:
Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)		All Other Compensation($)	Total ($)
Anthony J. Bruno	40,200	6,200	(4)	-	46,400
Charles E. Dietz	41,100	6,200	(4)	-	47,300
Gary P. Scharmett	38,400	6,200	(4)	-	44,600
Steven L. Shea	65,400	6,200	(4)	-	71,600
James F. Williams	37,900	6,200	(4)	-	44,100
James H. Williams	30,917	6,200	(4)	-	37,117
_______________
(1)
Pursuant to our Amended and Restated Director Stock Purchase Plan, Board members have the ability to elect to receive awards of fully vested shares of Common Stock in lieu of cash payment of director fees otherwise payable to them  During 2016 (i) Mr. Bruno received an aggregate of 42,916 shares of Common Stock in lieu of cash payments of fees earned in 2016, (ii) Mr. Dietz received an aggregate of 44,711 shares of Common Stock in lieu of cash payments of fees earned in 2016, (iii) Mr. Scharmett received an aggregate of 30,385 shares of Common Stock in lieu of cash payments of fees earned in 2016, (iv) Mr. Shea received an aggregate of 47,436 shares of Common Stock in lieu of cash payments of fees earned in 2016, (v) Mr. James F. Williams received an aggregate of 29,872 shares of Common Stock in lieu of cash payments of fees earned in 2016 and (vi) Mr. James H. Williams received an aggregate of 26,282 shares of Common Stock in lieu of cash payments of fees earned in 2016.

(2)
Excluded from this column are fees earned by Board members in 2015 that were paid in 2016 through the election of the Board members to receive shares in lieu of cash payment of director fees pursuant to our Amended and Restated Director Stock Purchase Plan.  During 2016 (i) Mr. Bruno received an aggregate of 74,375 shares of Common Stock in lieu of cash payments of fees earned in 2015, (ii) Mr. Dietz received an aggregate of 71,875 shares of Common Stock in lieu of cash payments of fees earned in 2015, (iii) Mr. Scharmett received an aggregate of 66,625 shares of Common Stock in lieu of cash payments of fees earned in 2015, (iv) Mr. Shea received an aggregate of 100,750 shares of Common Stock in lieu of cash payments of fees earned in 2015, (v) Mr. James F. Williams received an aggregate of 64,375 shares of Common Stock in lieu of cash payments of fees earned in 2015 and (vi) Mr. James H. Williams received an aggregate of 52,917 shares of Common Stock in lieu of cash payments of fees earned in 2015.

(3)
The amounts in the "Stock Awards" column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 1(p) to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(4)	Each non-employee Director was granted 10,000 shares of Common Stock on August 17, 2016, which shares vest in twelve equal monthly installments beginning September 17, 2016.

Director Compensation Arrangements.
We pay each of our non-employee Directors an annual retainer of $25,000 per year, payable quarterly and the non-employee Director that serves as our Chairman of the Board receives an additional annual retainer for serving in that capacity of $25,000 per year, also payable quarterly.  We also pay each non-employee Director a fee of $1,000 for each Board meeting attended in person ($500 if attendance was telephonic) and a fee of $600 for each committee meeting attended in person ($300 if attendance was telephonic or if attending on the same date as a Board meeting).  We reimburse each Director for certain travel, lodging and related expenses incurred in connection with attendance at Board and committee meetings.  From time to time, in the sole discretion of the Board, we grant equity awards to our non-employee Directors.  During calendar year 2016, we did not pay Mr. Pallé, our President and Chief Executive Officer, any separate compensation for serving on the Board of Directors or any committees thereof.
Due to the Company's limited capital resources and working capital which it began to experience during early 2015, in March 2015, the non-employee directors unanimously agreed to defer their receipt of payment of their respective quarterly retainer fees until the fourth quarter, 2015 (or such earlier date on which, in the opinion of the Board, the Company's liquidity position normalized).  The non-employee directors in fact deferred payment of all director fees (annual retainer and meeting fees) through the end of 2015.  As a result, no cash directors fees (including the annual retainers as well as all meeting fees) were paid to the non-employee directors during 2015.  The non-employee directors, were, however, reimbursed for out of pocket expenses incurred by them in connection with travel and lodging, associated with board meeting attendance.
On March 19, 2015, the Board adopted the Director Stock Purchase Plan, which was intended to enable outside directors to allocate portions of their annual retainer fees to be paid in shares of the Company's Common Stock, in lieu of cash payments.  This plan was designed and derived from the Executive Stock Purchase Plan adopted by the Company in June 2014, which was intended to enable executive officers of the Company to allocate a portion of their base salary to be paid in shares of the Company's Common Stock, in lieu of cash.  In March 2016, the Company adopted the Amended and Restated Director Stock Purchase Plan, which replaced the Director Stock Purchase Plan.  Under the Amended and Restated Director Stock Purchase Plan, the portion of directors' fees (including meeting fees, which were not permitted to be converted into common stock purchases under the Director Stock Purchase Plan) permitted to be paid in shares of the Company's Common Stock, in lieu of cash, was increased and the new plan was made more flexible to encourage the non-employee directors to elect to receive shares of the Company's Common Stock in lieu of cash payments.  In March 2016, all of the outside directors agreed to participate under the Amended and Restated Director Stock Purchase Plan and elected to receive 100% of the directors' fees (including meeting fees) earned by them in the first quarter of 2016, in the form of unregistered shares of Common Stock of the Company, in lieu of cash payments. Footnote (1) to the 2016 Director Compensation table above describes the number of shares issued to directors in lieu of cash payments in 2016.
Director Benefit Plans.
In May 2005, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2005 Director Equity Incentive Plan (the "Original 2005 Director Plan").  In May, 2014, our stockholders approved an amendment and restatement in its entirety of the Original 2005 Director Plan (as amended and restated, the "2005 Director Plan"), effective as of February 7, 2014, which, among other things, (i) increased the number of shares of Common Stock available for issuance under the 2005 Director Plan, (ii) extended the term of the 2005 Director Plan to February 7, 2024, (iii) made awards under the 2005 Director Plan subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and (iv) prohibited repricing of stock options absent advance stockholder approval.
The 2005 Director Plan is administered by our Board of Directors.  Under the 2005 Director Plan, Directors who are not currently employed by us or by any of our subsidiaries and who have not been so employed within the past six months, are eligible to receive equity-based awards from time to time as determined by our Board.  Under the 2005 Director Plan, eligible Directors may be awarded stock options to purchase a number of shares of Common Stock ("Stock Options"), stock appreciation rights to receive the excess, if any, of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price ("SARS") or stock awards ("Stock Awards") at no cost to the Director, which may be either restricted stock or unrestricted stock.  Each grant of a Stock Option, SAR or Stock Award will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Board of Directors, provided, however, that the exercise price for any Stock Option or SAR granted shall not be less than the fair market value of the underlying Common Stock on the date of grant.  The 2005 Director Plan expires on February 7, 2024.

At our 2016 Annual Meeting, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2016 Director Equity Incentive Plan (the "2016 Director Plan"), which supplements the 2005 Director Plan.
The 2016 Director Plan is administered by our Board of Directors.  Under the 2016 Director Plan, Directors who are not currently employed by us or by any of our subsidiaries and who have not been so employed within the past six months, are eligible to receive equity-based awards from time to time as determined by our Board.  The 2016 Director Plan authorizes the award of up to a maximum of 400,000 shares.  Any shares subject to an award issued under the 2016 Director Plan which is terminated, canceled, expired or forfeited for any reason will again be available for the grant of an award.  Under the 2016 Director Plan, eligible Directors may be awarded Stock Options, SARS or Stock Awards, which may be either restricted stock or unrestricted stock.  Each grant of a Stock Option, SAR or Stock Award will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Board of Directors, provided, however, that the exercise price for any Stock Option or SAR granted shall not be less than the fair market value of the underlying Common Stock on the date of grant.  Awards under the 2016 Director Plan are subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and Stock Options awarded under the 2016 Director Plan cannot be re-priced absent advance stockholder approval.  The 2016 Director Plan expires on February 4, 2026.
On August 17, 2016, each of our non-employee Directors was awarded 10,000 shares of Common Stock, vesting in twelve equal monthly installments commencing on the first month anniversary of the award date.
EXECUTIVE COMPENSATION
Summary of Compensation Objectives and 2016 Compensation
Our Compensation Committee is responsible for evaluating and approving compensation for our executive officers.  The individual who served as our Chief Executive Officer and President in 2016 and the other individuals included in the Summary Compensation Table on page 17, are referred to as the "named executive officers."  This section discusses our compensation objectives and provides an overview of the application of these objectives with regard to the compensation paid to our named executive officers in 2016.
The primary objective of our executive compensation program is to assist us in attracting, retaining and motivating talented executives to execute our business strategy and maximize short-term and long-term profits and stockholder value.  We seek to achieve these objectives by:
•	providing direct compensation and rewards programs that are externally competitive to attract and retain the talent needed;
•	rewarding performance of executives who contribute to strategic and operational goals; and
•	providing compensation that aligns with long-term business objectives and stockholders' interests.
The key elements of our executive officer compensation program are:
•	base salary;
•	annual incentive compensation in the form of cash bonuses; and
•	long-term incentive compensation.
The Compensation Committee considers various factors when making compensation decisions with regard to the named executive officers, including external market forces, individual circumstances and performance.  A description of these factors and the procedures followed by the Compensation Committee in determining executive compensation are set forth above under "Meetings of the Board of Directors; Committees–Compensation Committee."

Our compensation program has been designed to promote a performance-based culture which aligns the interests of our named executive officers and other officers with the interests of our stockholders.  Our compensation program makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved.  This includes annual incentive cash compensation based on the achievement of specified performance objectives.  A substantial portion of our named executive officers' compensation is also based on equity awards with long-term vesting requirements, which have been in the form of stock options in recent years.  These stock options create long-term incentives as the executive only benefits if our stock price appreciates over the long-term.
The historical payouts under our Executive Bonus Plan (as defined below) are evidence of the pay for performance structure of our compensation program.  For example, based on the improvement in operating results in fiscal 2010 as compared to fiscal 2009, bonuses were paid under the Executive Bonus Plan to the named executive officers upon the achievement of the pre-tax income objectives set under the Executive Bonus Plan.  In contrast, since 2010, we have not paid any bonuses to the named executive officers under the Executive Bonus Plan due to the failure to meet the objectives that were set at the beginning of each of the relevant fiscal years.
Base Salary.  Base salaries are intended to provide a level of cash compensation that is externally competitive in relation to the responsibilities of the executive's position, with adjustments reflective of recent performance.  Individual salaries for executive officers are generally reviewed annually by the Compensation Committee in accordance with the procedures described above, including their respective performance reviews.  The performance evaluation focuses on the executive's performance during the past year of the responsibilities of such executive's position, the executive's improvement in areas where any deficiencies may have been noted in the past, and the executive's achievement of any specific goals and objectives which may have been established for such executive, including achievement of budget objectives.  Our overall profit for the fiscal year, the executive's individual contribution to that profit, and general economic and industry conditions are also considered.  This assessment of individual performance contributions is, however, subjective and not conditioned upon the achievement of any specific, pre-determined performance targets.  In March, 2015, based on the foregoing analysis, including our overall general performance and the performance of the executives, the Compensation Committee decided not to make any adjustments to the base salaries for the named executive officers. Subsequently, effective September 1, 2015, in connection with the Company's cost reduction efforts each of the executive officers' salaries were reduced by approximately 5%.  In March 2015, Mr. Pallé advised the Compensation Committee that in light of the Company's financial difficulties, he desired to reduce his individual base annual salary from its then current level of $328,000, to $196,809, retroactively effective as of February 1, 2015.  Subsequently, effective as of April 1, 2015, Mr. Pallé advised the Compensation Committee and the Board that he had made the decision to voluntarily reduce his base annual salary to $1.00, in light of the Company's continuing poor financial performance, subject to his right to independently cause his salary to resume at its prior reduced level.  For 2016, Mr. Pallé's cash salary continued to be $1.00 and, as of the date of this proxy statement, remains, in his discretion, at $1.00.
It has been and continues to be the philosophy of the Compensation Committee that opportunities for significant increases in annual compensation by our senior executives should generally be derived from performance based results that are aligned with the interests of the Company's stockholders or in connection with significant changes in the scope and nature of the responsibilities assigned to a particular executive.  As such, annual adjustments for our senior executives have historically been modest (and have even remained flat or have been reduced from time to time), while opportunities to earn substantial bonus payments tied to Blonder's net profits have been regularly made available under the Executive Bonus Plan.
Bonus Plan.  We provide executives with an annual opportunity to earn cash incentive awards through the Executive Officer Bonus Plan (the "Executive Bonus Plan").  These cash bonuses are intended to motivate and reward the achievement of short-term profit, which is a key element of the Compensation Committee's overall compensation philosophy.  Cash bonus awards under the Executive Bonus Plan are paid to officers during a particular fiscal year based upon and relating to our financial performance during the prior fiscal year.  During the first quarter of each fiscal year, we designate which of our executive officers are to participate in the Executive Bonus Plan for that year.  We then establish one or more objective performance goals for the participants and a formula to determine bonus payments based on the achievement of the articulated goal(s).  Presently, the bonus for any participant may not exceed 100% of the participant's base salary. Since the performance goals for 2016 were not met, no bonuses were paid to the named executive officers for 2016.  Details of the Executive Bonus Program for 2017 are set forth below under "Executive Officer Bonus Plan."

Long-Term Incentive.  Long-term incentives are intended to motivate and retain executives and reward them based upon our long-term performance.  Our primary vehicle for providing these incentives is the grant of equity-based and other performance awards under our Amended and Restated 2005 Employee Equity Incentive Plan ("2005 Employee Plan") and our 2016 Employee Equity Incentive Plan ("2016 Employee Plan").  While the Compensation Committee has historically granted only stock options under our equity compensation plans, in 2015 the Compensation Committee awarded restricted stock vesting over a three-year period and made additional awards of restricted stock in 2016, again providing for three-year vesting periods.  The Compensation Committee believes stock options provide long-term incentives to executives while aligning their interests with those of the public stockholders, as the executive only benefits if the stock price increases after the date of grant and only by the amount of the increase. While the Compensation Committee subjectively determines the number of options to be granted, it generally considers the following in making its decisions:
•	the number of outstanding options in relation to the number of outstanding shares of our Common Stock to determine the dilutive effect of additional options;
•
the number of outstanding options that have an exercise price below the current market price (and the magnitude of the exercise price below the current market price) to determine the incentive being created by the outstanding options;

•	the position and level of responsibility of the executive officer and his or her recent performance; and
•	the number of shares owned and options outstanding for an individual executive officer to determine the incentive effect of further options.
The Compensation Committee believes that restricted stock awards provide the recipients of such awards with an immediate tangible benefit of "ownership" in a way that awards of stock options do not necessarily provide, and also encourage continuing loyalty because of the vesting periods applicable to those awards.
Similar to other types of compensation, the Compensation Committee determines the grant of equity based awards to the President and Chief Executive Officer and the other named executive officers.  In 2016, the Compensation Committee took into account that the exercise price of many of the outstanding options were significantly above the current stock price and options have been expiring out-of-the-money.  Accordingly, most of these past grants no longer provided significant incentives for our executives.  Based upon the foregoing reasons, coupled with the diminished performance of the Company, the fact that Mr. Pallé's cash compensation remained at $1.00 per year and no compensation adjustments were being recommended in 2016 for the other executive officers,  and other factors, in August 2016 the restricted stock awards set forth in the table below were made. Of the shares of restricted stock awarded to Mr. Pallé, 25,000 shares vest over three years in equal yearly installments on the yearly anniversary of the award date and 372,580 shares vest over twenty-four months in equal monthly installments on the monthly anniversary of the award date. Mr. Nikoo's and Mr. Smith's shares vest over three years in equal yearly installments on the yearly anniversary of the award date.
Name	No. of Shares
Robert J. Pallé	397,580 shares
Nezam Nikoo	50,000 shares
Jeffrey Smith	25,000 shares

Summary Executive Compensation
The following table summarizes the total compensation paid to or earned by our Chief Executive Officer, our Vice President-Sales and our Vice President-Engineering, Chief Technical Officer for services rendered to us in all capacities for the fiscal years ended December 31, 2016 and 2015.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Robert J. Pallé Chief Executive Officer, President and Secretary	2016 2015	$ 1 75,696	(2)	$ - -	$248,500 39,750	$38,193 21,330	(3)	$286,693 136,776
Jeffrey Smith....…………….. Vice President-Sales	2016 2015	198,828 166,776		- -	15,500 10,425	14,060 13,014	(4)	228,388 190,215
Nezam Nikoo….…………….. Vice President-Engineering, Chief Technical Officer	2016 2015	182,355 189,297		- -	31,000 17,375	13,565 13,791	(5)	226,920 220,463

(1)
The amounts in the "Stock Awards" column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 1(p) to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)
Mr. Pallé voluntarily reduced his annual salary to $196,809 effective February 1, 2015 and then reduced his annual salary to $1.00 effective as of April 1, 2015, at which it remains as of the date of this proxy statement.

(3)
The amounts shown in the "All Other Compensation" column for Mr. Pallé include personal use of a company car, professional fees for tax return preparation and in connection with the loan agreement matters discussed in "Certain Relationships and Related Transactions," our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Pallé and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Pallé, including the supplemental life insurance for the benefit of Mr. Pallé as described below under "Compensation Arrangements."

(4)
The amounts shown in the "All Other Compensation" column for Mr. Smith include personal use of a company car, our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Smith and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Smith.

(5)
The amounts shown in the "All Other Compensation" column for Mr. Nikoo include personal use of a company car, our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Nikoo and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Nikoo.

Compensation Arrangements.
Other than our current standard employee severance policy applicable to all salaried employees, which entitles them, upon involuntary termination without cause, to one week of pay for each year of service up to a maximum of six weeks of pay, we have no employment, severance or change-of-control agreements with any of our named executive officers, each of whom is employed by us on an at-will basis.  Our named executive officers serve at the will of the Board, which enables us to terminate their employment with discretion as to the terms of any severance arrangement beyond our current standard policy.
We maintain group term life insurance for our employees, including our named executive officers, for which each participating employee designates his or her own beneficiary.  In March, 2011, our Board of Directors, upon the recommendation of the Compensation Committee, approved the purchase of a supplemental life insurance policy on the life of Mr. Pallé, our Chief Executive Officer and President.  The supplemental life insurance is a ten-year level term policy with a death benefit of $400,000 payable to the beneficiary designated by Mr. Pallé.

Executive Officer Bonus Plan.
As described above under "Summary of Compensation Objectives and 2016 Compensation," we provide our executives with an annual opportunity to earn cash incentive awards through the Executive Officer Bonus Plan. The performance goals are expressed in terms of (a) one or more corporate or divisional earnings-based measures (which may be based on net income, operating income, cash flows, or any combination thereof) and/or (b) one or more corporate or divisional sales-based measures.  Each such goal may be expressed on an absolute and/or relative basis, may employ comparisons with our past performance (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders' equity and shares outstanding.  Performance goals need not be uniform among participants, but they have been in recent years.
After our financial results for a fiscal year have been determined, the Compensation Committee will certify the level of performance goal attainment and the potential bonus payment for each participant.  The Compensation Committee has full authority to decrease the amount that would otherwise be payable to any participant for a fiscal year.
For the 2016 fiscal year, all of the named executed officers were participants under the Executive Bonus Plan,  The participants were entitled to share in a Bonus Pool ("Bonus Pool") based upon a subjectively determined allocation, which took into account the relative compensation levels of the executives as well as other subjective factors related to overall job performance in 2015, such as the ease with which the executive could be replaced, whether further opportunities for advancement within Blonder existed for the executive, teamwork skills, perceived efforts, interpersonal relationships and overall job performance.  The Bonus Pool for 2016 was equal to the lesser of (i) the sum of the base salary of all participants in the aggregate, or (ii) the sum of (a) 10% of the first $1 million of our pre-tax income, plus (b) 15% of the next $1 million of our pre-tax income, plus (c) 20% of the next $1 million of our pre-tax income, plus (d) 25% of the next $1 million of our pre-tax income, plus (e) 20% of the next $1 million of our pre-tax income, plus (f) 10% of our pre-tax income in excess of $5 million, all as set forth on our audited financial statements (in all cases calculated before taking into account any accrual for such Bonus Pool).  Further, no bonus would be paid to any participant unless the Bonus Pool (calculated in the manner described above) equaled or exceeded $90,000.  Based upon our reported pre-tax income for 2016, no bonuses were paid to our named executive officers relating to such year.
Employee Benefit Plans.
In May 2005, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2005 Employee Equity Incentive Plan (the "Original 2005 Employee Plan").  Our stockholders approved an amendment and restatement in its entirety of the Original 2005 Employee Plan in May 2014 (as amended and restated, the "2005 Employee Plan") which, among things (i) increased the number of shares of Common Stock available for issuance under the 2005 Employee Plan, (ii) extended the term of the 2005 Employee Plan to February 7, 2024, (iii) made awards under the 2005 Employee Plan subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and (iv) prohibited repricing of stock options absent advance stockholder approval.
The 2005 Employee Plan is administered by the Compensation Committee of the Board of Directors.  Under the 2005 Employee Plan, our executive officers and other key employees, as determined by the Compensation Committee, are eligible to receive equity-based awards from time to time as determined by the Compensation Committee.  Under the 2005 Employee Plan, our executive officers and other key employees may be awarded stock options to purchase a number of shares of Common Stock ("Stock Options"), stock appreciation rights to receive the excess, if any, of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price ("SARS"), stock awards at no cost to the executive officer or key employee ("Stock Awards"), which may be either restricted stock or unrestricted stock, or performance based awards to receive a number of shares of Common Stock if certain performance goals are met ("Performance Awards").  Each grant of a Stock Option, SAR, Stock Award or Performance Award will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Compensation Committee, provided, however, that the exercise price for any Stock Option or SAR granted shall not be less than the fair market value of the underlying Common Stock on the date of grant. The 2005 Employee Plan expires on February 7, 2024.

At our 2016 Annual Meeting, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2016 Director Equity Incentive Plan (the "2016 Employee Plan"), which supplements the 2005 Employee Plan.
The 2016 Employee Plan is administered by the Compensation Committee of the Board of Directors.  Under the 2016 Employee Plan, our executive officers and other key employees, as determined by the Compensation Committee, are eligible to receive equity-based awards from time to time as determined by the Compensation Committee. The 2016 Employee Plan authorizes the award of up to a maximum of 1,000,000 shares.  Any shares subject to an award issued under the 2016 Employee Plan which is terminated, canceled, expired or forfeited for any reason will again be available for the grant of an award. Under the 2016 Employee Plan, our executive officers and other key employees may be awarded Stock Options, SARS, Stock Awards, which may be either restricted stock or unrestricted stock, and Performance Awards.  Each grant of a Stock Option, SAR, Stock Award or Performance Award will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Compensation Committee, provided, however, that the exercise price for any Stock Option or SAR granted shall not be less than the fair market value of the underlying Common Stock on the date of grant. Awards under the 2016 Employee Plan are subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and Stock Options awarded under the 2016 Employee Plan cannot be re-priced absent advance stockholder approval.  The 2016 Employee Plan expires on February 4, 2026.
In August 2016, Mr. Pallé, Mr. Nikoo and Mr. Smith were awarded 397,580 shares, 50,000 shares and 25,000 shares respectively, of restricted Common Stock.   Of the restricted shares awarded to Mr. Pallé, 25,000 shares vest over three years in equal yearly installments on the yearly anniversary of the award date and 372,580 vest over twenty-four months in equal installments on the monthly anniversary of the award date. Mr. Nikoo's and Mr. Smith's shares vest over three years in equal yearly installments on the yearly anniversary of the award date. In addition, in August 2016, Mr. Pallé was awarded options to purchase 100,000 shares of Common Stock common stock, with the options vesting in two equal consecutive annual installments beginning on the first anniversary of the grant date.
Retirement Benefits.
Each of the named executive officers is eligible to participate in our 401(k) Savings and Investment Retirement Plan, which covers all full time employees and is qualified under Section 401(k) of the Internal Revenue Code.  Under this plan, we match 50% of each participating employee's salary deferral up to a maximum match of 3% of eligible compensation.
Outstanding Equity Awards Table
The following table discloses for each named executive officer all shares of our Common Stock underlying unexercised options as of December 31, 2016.
Outstanding Equity Awards At December 31, 2016
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)
Robert J. Pallé.	25,000		-		$1.980	04/03/2017	2,615,793	1,229,422
	50,000		-		$1.925	03/23/2021
	50,000		-		$1.050	05/17/2022
	50,000		-		$1.000	05/17/2023
	33,334	(2)	16,666	(2)	$0.940	05/23/2024
	100,000		-		$0.395	12/10/2025
	-		100,000		$0.620	08/17/2026

Nezam Nikoo	11,000		-		$1.980	04/03/2017	66,666	31,333
	10,000		-		$0.755	11/17/2018
	25,000		-		$1.925	03/23/2021
	25,000		-		$1.050	05/17/2022
	25,000				$1.000	05/17/2023
	16,667	(2)	8,333	(2)	$0.940	05/23/2024

Jeffrey Smith	12,000		-		$1.980	04/03/2017	35,000	16,450
	10,000		-		$1.925	03/23/2021
	5,000		-		$1.050	05/17/2022
	10,000		-		$1.000	05/17/2023
	10,000	(2)	5,000	(2)	$0.940	05/23/2024
_________________
(1)	All option awards were made under the 2005 Employee Plan, as amended, or the 2016 Employee Plan.
(2)	This option vests in three equal installments on May 17, 2015, 2016 and 2017, subject to continued employment with Blonder.

PROPOSAL NO. 2 – APPROVAL OF AMENDMENT TO
 2016 EMPLOYEE EQUITY INCENTIVE PLAN
Background of the Proposal

At the 2016 Annual Meeting, stockholders approved the adoption of the 2016 Employee Equity Incentive Plan ("2016 Employee Plan"), which was intended to supplement our amended and restated 2005 Employee Equity Incentive Plan ("2005 Employee Plan").

The 2016 Employee Plan authorizes our Compensation Committee to grant equity-based and other performance-based awards to our executive officers and other key employees.  The purpose of the 2016 Employee Plan, like the 2005 Employee Plan, is to promote our success and enhance our value by linking the personal interests of participants to those of our stockholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to stockholders.  The 2016 Employee Plan is designed to give our Compensation Committee flexibility in structuring awards that will achieve these objectives.

Section 5.4 of the 2016 Employee Plan currently limits the number of shares of our Common Stock with respect to which Options and SARs (as described below) may be granted by us to any single participant during any fiscal year to a maximum of 100,000.  The Board of Directors has approved an amendment to this provision, subject to stockholder approval, increasing the yearly maximum to 250,000 shares. The Board is asking stockholders to approve this increase because awards under the 2016 Employee Plan are an integral component of our efforts to attract, retain and provide additional incentives to key employees, including members of our senior management, and the Board believes that the current 100,000 share limitation makes it difficult, in some circumstances, to sufficiently compensate and incentive employees.

As discussed in our proxy statement for the 2016 Annual Meeting, we expect to continue to rely on grants of stock options and restricted and unrestricted stock awards to adequately compensate and incentivize employees. Our continuing efforts to manage our liquidity and working capital limit our ability to fully compensate our key employees through their salaries and other cash compensation.  The current annual limitation makes it difficult for us to make awards under the 2016 Employee Plan to adequately compensate and incentivize employees. Increasing the annual limit will allow us, in situations where the Compensation Committee believes appropriate, to grant larger awards.

As discussed under "Summary of Compensation Objectives and 2016 Compensation – Base Salary," Robert Pallé, our Chief Executive Officer, voluntarily reduced his base annual salary twice in 2015 – first from $328,000 to $196,809, and then from $196,809 to $1.00.  As of the date of this proxy statement, his current base annual salary remains $1.00.  In an effort to replace, at least in part, Mr. Pallé's cash compensation with equity-based compensation, in 2016 our Compensation Committee awarded Mr. Pallé options to purchase 100,000 shares of Common Stock, the maximum currently permitted under the 2016 Employee Plan, and 397,580 shares of restricted Common Stock. In this instance, the 100,000 share maximum limited our Compensation Committee's flexibility in structuring an equity compensation arrangement for Mr. Pallé. If stockholders approve the proposed amendment to increase the annual individual limit with respect to Stock Options and SARs from 100,000 to 250,000 shares, we will have the ability, in situations where the Compensation Committee believes appropriate, to grant larger awards of stock options, or a different mix of stock options and restricted stock, in situations, like Mr. Pallé's, where the Compensation Committee believes the current limit may not allow for the type of equity-based compensation that is consistent with the goal of adequately compensating and incentivizing employees.

Summary Description of the 2016 Employee Plan

The following is a summary of the material provisions of the 2016 Employee Plan.  Paragraph 5.a. below describes the amendment to the 2016 Employee Plan that you will be voting on in this Proposal 2.  Only the amendment is the subject of the stockholder vote.  If stockholders approve this Proposal 2, Section 5.4 will be amended to increase the maximum shares to 250,000 and the remainder of the 2016 Employee Plan will continue in full force and effect.  If stockholders do not approve this Proposal 2, the 2016 Employee Plan will continue in full force and effect, with the 100,000 share limitation continuing to be applicable.  The full text of the amendment to the 2016 Employee Plan is included in Appendix A to this Proxy Statement, and we urge you to read Appendix A. The full text of the 2016 Employee Plan (not including the proposed amendment) is included as Exhibit 4.3 to our Registration Statement on Form S-8 filed with the SEC on August 25, 2016, and we urge you to read that Exhibit, as this summary does not purport to be a complete description of all of the provisions of the 2016 Employee Plan and is qualified in its entirety by reference to the text of that Exhibit.  Other than the amendment described in Paragraph 5.a. below and Appendix A, all other provisions of the 2016 Employee Plan remain unchanged.

1. Number of Shares.  The aggregate number of shares reserved for grant under the 2016 Employee Plan is 1,000,000.

2. Administration.  The 2016 Employee Plan is administered by our Compensation Committee.  The members of the Compensation Committee must be comprised of Directors who satisfy the requirements of "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act.

3. Eligibility; Participation. All of our executive officers and other key employees, and the executive officers and key employees of any of our subsidiaries, are eligible to become participants in the 2016 Employee Plan.  From time to time, our Compensation Committee will select those persons who will be granted an award from among all eligible individuals.

4. Term of 2016 Employee Plan.  The 2016 Employee Plan became effective as of February 4, 2016 (contingent upon approval by the stockholders) and will terminate on February 4, 2026.  Our Board of Directors has the right to terminate the 2016 Employee Plan prior to such date without prejudice in any material way to the holders of any awards then outstanding.

5. 2016 Employee Plan Awards.  Our Compensation Committee is authorized under the 2016 Employee Plan to grant a variety of incentive awards to participants, as described below.  Each award will be evidenced by a written Award Agreement, which specifies the terms and conditions of the particular award, as determined by the Compensation Committee in its discretion, subject to the limitations set forth in the 2016 Employee Plan.

a. Stock Options.  Our Compensation Committee may award stock options ("Options") to purchase a specified number of shares of Common Stock. The exercise price of an Option will be determined by our Compensation Committee and may be no less than the fair market value of the underlying shares on the date of grant.  Moreover, any outstanding Options cannot be repriced, absent prior approval of the stockholders. Under the current 2016 Employee Plan, the maximum number of shares of our Common Stock with respect to which Options and SARs (as described below) may be granted to any single participant during any one of our fiscal years is 100,000.  If Proposal 2 is adopted, the maximum number of shares of our Common Stock with respect to which Options and SARs (as described below) may be granted to any single participant during any one of our fiscal years will be 250,000.  Tax-qualified incentive stock options ("ISOs") and non-qualified stock options ("NQOs") may be awarded to participants under the 2016 Employee Plan.  Our Compensation Committee determines the term of the Options, the vesting periods and the permissible methods of payment of the exercise price (e.g., cash, shares of Common Stock, cashless exercise, etc.), and this is reflected in the Award Agreement.  Our Compensation Committee also may provide that performance or other conditions be met before all or any part of an Option may be exercised.

b. Stock Appreciation Rights.  A stock appreciation right ("SAR") gives the participant the right to receive the excess (if any) of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price of the SAR (which shall not be less than the fair market value of the shares on the date of grant).  The terms, methods of exercise, methods of settlement (e.g., cash, shares of Common Stock, or a combination thereof), and any other terms and conditions of any SAR will be determined by our Compensation Committee at the time of the grant of the award and is reflected in the Award Agreement.

c. Stock Awards.  Our Compensation Committee may award shares of our Common Stock to a participant at no cost to the participant.  The award may take the form of an immediate transfer of shares which are subject to forfeiture if conditions specified by the Compensation Committee are not met ("Restricted Stock").  Alternatively, the award may take the form of an immediate transfer of shares which are not subject to a risk of forfeiture or a deferred transfer of shares if and when the conditions specified by the Compensation Committee are met ("Unrestricted Stock").  The criteria for avoiding forfeiture of Restricted Stock, or receiving a deferred transfer of Unrestricted Stock, may be the completion of a period of continuous employment with us, or satisfaction of specified performance goals, or a combination thereof.

d. Performance-Based Awards.  Our Compensation Committee may grant a stock award that will entitle the holder to receive a specified number of shares of Common Stock if certain performance goals are met ("Performance Shares").  These goals may include, for example, the price of our Common Stock as reported on the NYSE MKT reaching one or more targeted levels, or our earnings on a per-share basis reaching one or more targeted levels.  Unless otherwise provided in the relevant Award Agreement, a participant must be employed by us on the last day of the performance period to be eligible for a performance award for such performance period.  These are essentially stock awards that are subject to performance criteria to enable the award to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code").

6. Interpretation.  Our Compensation Committee has the power to set, alter or change the rules, guidelines and regulations for the administration of the 2016 Employee Plan, and to interpret the 2016 Employee Plan, any awards under the 2016 Employee Plan, and any and all guidelines, rules and regulations adopted pursuant to the 2016 Employee Plan.  Any determinations made by the Compensation Committee will be conclusive and binding on all 2016 Employee Plan participants and their beneficiaries.

7. Amendments.  Our Board may, from time to time, in its discretion, amend or supplement any provision of the 2016 Employee Plan, in whole or in part; provided however, no amendment may be made to modify the requirements for eligibility for participation, to increase the number of shares of our Common Stock with respect to which awards may be granted under the 2016 Employee Plan to permit repricing of Options or extend the term of the 2016 Employee Plan unless approved by our stockholders. No amendment to the 2016 Employee Plan may adversely affect the rights of participants in any material way with respect to outstanding awards without the consent of the affected participants.

8. Anti-Dilution.  The number of shares with respect to which awards may be granted under the 2016 Employee Plan, the number of shares of our Common Stock subject to any outstanding award, and the nature of the securities which may be issued under the 2016 Employee Plan, in each case shall be adjusted as a result of stock splits, stock dividends, or other subdivisions or combinations of our Common Stock, or reorganizations, mergers, consolidations, dividends or reclassifications affecting us.  In particular, in the event of our merger, liquidation or dissolution, or a sale of all or substantially all of our assets, the Compensation Committee has discretion to cancel or exchange outstanding awards for cash or other securities as described in more detail in Article 12 of the 2016 Employee Plan.

9. Limits on Transfer.  No right or interest of a participant in any award may be pledged, encumbered, or hypothecated to or in favor of any party other than Blonder, or shall be subject to any lien, obligation, or liability of such participant to any other party other than Blonder.  No award is assignable or transferable by a participant other than by will or the laws of descent and distribution, except that the Compensation Committee, in its discretion, may permit a participant to make a gratuitous transfer of an award that is not an ISO (or SAR granted in tandem with an ISO) to his or her spouse, lineal descendants, lineal ascendants, or a duly established trust for the benefit of one or more of these individuals.

10. Clawback.  The 2016 Employee Plan provides that any award under the 2016 Employee Plan is subject to our ability to recoup or recover (i.e., clawback) any such award, Common Stock or other consideration previously granted pursuant to (i) any compensation recovery or recoupment policy to be adopted by us from time to time in the future, or (ii) any other applicable law, regulation or stock exchange rule.

Federal Tax Consequences of 2016 Employee Plan

The following is a summary of the principal federal tax consequences of the 2016 Employee Plan under the Code, based on laws and regulations in effect on the date of this Proxy Statement, which laws and regulations are subject to change, and does not purport to be a complete description of the federal tax aspects of the 2016 Employee Plan.

A participant does not realize taxable income upon the award of an Option.  If the Option qualifies as an ISO, the participant does not realize taxable income upon exercise of the Option (except for purposes of the alternative minimum tax). The maximum value of shares of our Common Stock (measured at the time of the award) subject to ISOs granted to any participant which can become exercisable in any calendar year is $100,000.  Provided the participant holds the Common Stock for at least one year and until the end of the two-year period from the date the Option was awarded, the gain or loss upon the sale of the Common Stock will be treated as capital gain or loss. If the participant sells the stock before satisfying both of these holding period requirements, this is known as a "disqualifying disposition."  In the event of a disqualifying disposition, the lesser of (1) the excess of the fair market value of the Common Stock at the time of exercise over the exercise price, or (2) the excess (if any) of the fair market value of the Common Stock at the time of sale over the exercise price will be taxable to the participant as ordinary income.  We will not be entitled to any tax deduction in connection with an ISO, except that we will be entitled to a deduction equal to the amount that is taxable to the participant as ordinary income as a result of a disqualifying disposition.

If an Option is an NQO, the participant will realize ordinary compensation income at the time of exercise equal to the excess of the fair market value of our Common Stock at the time of exercise over the exercise price, and we will be entitled to a tax deduction for the same amount.

A participant does not realize taxable income upon the award of a SAR. The participant will realize ordinary compensation income upon the receipt of the cash or Common Stock resulting from the exercise of a SAR, and we will be entitled to a tax deduction for the same amount.

In general, a participant does not realize taxable income upon the award of Restricted Stock; the value of the Restricted Stock will be taxable to the participant as ordinary compensation income if and when the forfeiture restrictions lapse.  However, a participant may make an election under Section 83(b) of the Code ("83(b) Election") to be taxed on the value of the Restricted Stock at the time of the award.  If a participant makes an 83(b) Election, he or she will not be taxed on the Restricted Stock if and when the forfeiture restrictions lapse.  A participant would make an 83(b) Election by filing a written statement with the IRS no later than 30 days after the date of the award of the Restricted Stock. A copy of that statement also must be given to us, and another copy must be attached to the participant's income tax return for the year of the award.

A participant will realize ordinary compensation income upon the receipt of Unrestricted Stock equal to the value of the Unrestricted Stock at that time.

We will be entitled to a tax deduction attributable to Restricted Stock or Unrestricted Stock equal to the amount taxable to the participant, and at the time it is taxable to the participant, subject to special rules under Section 162(m) of the Code which may limit the deductibility of compensation attributable to such awards which are granted to our Chief Executive Officer and the highest compensated officers (other than the Chief Executive Officer) whose compensation must be reported in our Proxy Statement.

We will have the authority and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state, and local taxes required by law to be withheld with respect to any taxable event arising as a result of the 2016 Employee Plan.  A participant may elect to have us withhold from the Common Stock that would otherwise be received upon the exercise of any Option, a number of shares having a fair market value equal to the minimum statutory amount necessary to satisfy our applicable federal, state, local and foreign tax withholding obligations.

All awards under the 2016 Employee Plan that are subject to Section 409A of the Code shall be structured to comply with Section 409A.  Section 409A provides limitations on nonqualified deferred compensation. Section 409A contains rules affecting elections to defer compensation and the actual payment of the deferred compensation.  For purposes of Section 409A, "deferred compensation" is defined in a very broad manner, and could include certain types of awards under the 2016 Employee Plan, such as SARs, Restricted Stock and Unrestricted Stock.  Award recipients could be subject to adverse federal income tax consequences to the extent that their awards do not comply with Section 409A.

Awards Under the 2016 Employee Plan (As Amended)

Because awards under the 2016 Employee Plan, as proposed to be amended, are at the discretion of the Compensation Committee, the benefits to be received by or allocated to the named executive officers, the current executive officers as a group and all employees (other than the current executive officers) as a group, cannot be determined at this time with respect to the amended 2016 Employee Plan.  As of March 31, 2017, no awards that are conditioned upon stockholder approval of this amendment to the 2016 Employee Plan have been made.

Equity Compensation Plans
The following table provides certain summary information as of December 31, 2016 concerning our compensation plans (including individual compensation arrangements) under which shares of our Common Stock may be issued.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights(#)		Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights($)	Awards of Restricted And Unrestricted Shares(#)		Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In The First Column)(#)

Equity Compensation Plans Approved By Security Holders	1,817,333	(1)	1.10	1,162,247	(2)	1,620,420	(3)
Equity Compensation Plans Not Approved By Security Holders	–		–	–		–
Total	1,817,333		1.10	1,162,247		1,620,420

(1) Includes shares of our Common Stock which may be issued upon the exercise of options or rights granted under the 2005 Employee Plan, the 2005 Director Plan, the 2016 Employee Plan and the 2016 Director Plan.

(2) The total number of shares of restricted stock is 922,247; the total number of shares of unrestricted stock is 240,000.

(3) Includes 1,248,753 shares of our Common Stock available for issuance as stock option grants, stock appreciation rights, restricted or unrestricted stock awards or performance based stock awards under the 2005 Employee Plan and 2016 Employee Plan.  Includes 371,667 shares of our Common Stock available for issuance as stock option grants, stock appreciation rights, or restricted or unrestricted stock awards under the 2005 Director Plan and 2016 Director Plan.

Recommendation of the Board of Directors

Our Board of Directors recommends that stockholders vote FOR the proposal to approve the amendment to the 2016 Employee Equity Incentive Plan.

Proxies received by the Board of Directors will be voted FOR the proposal to approve the amendment to the 2016 Employee Equity Incentive Plan unless stockholders specify in their proxies a contrary choice.

PROPOSAL NO. 3 – RATIFICATION OF
 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Marcum LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017.  Marcum LLP has been our independent registered public accounting firm since October 24, 2005.  We have been advised by Marcum LLP that neither it nor any member thereof has any financial interest, direct or indirect, in us or any of our subsidiaries, in any capacity.  One or more representatives of Marcum LLP is expected to be present at this year's Annual Meeting of Stockholders and will have the opportunity to make a statement if he or she desires to do so and to answer appropriate questions from stockholders.
Although the submission of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 to a vote of our stockholders is not required by our Bylaws, the Board is submitting it to stockholders to ascertain their views.  If our stockholders do not ratify the appointment, we will not be bound to seek another independent registered public accounting firm for 2017, but the selection of another independent registered public accounting firm will be considered in future years.
Audit and Other Fees Paid to Independent Registered Public Accounting Firm
The following table presents fees billed by Marcum LLP for professional services rendered for the years ended December 31, 2016 and December 31, 2015.
Services Rendered	2016	2015
Audit Fees	$265,419	$250,554
Audit-Related Fees	32,500	27,500
Tax Fees	26,000	29,500
All Other Fees	-	-
Total Fees	$323,919	$307,554

Audit Fees
The audit fees for fiscal years 2016 and 2015 were billed or expected to be billed for professional services rendered for the audit of our annual financial statements, the audit of our internal controls over financial reporting, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, consents to incorporate audited financial statements into effective registration statements related to our employee benefit plans, and assistance with earnings announcements furnished by us in our Current Reports on Form 8-K. The increase in 2016 as compared to 2015 was primarily due to increased audit complexity in 2016.

Audit-Related Fees
The audit-related fees for fiscal years 2016 and 2015 consisted principally of audits of our pension and 401(k) plans.
Tax Fees
Tax fees for fiscal years 2016 and 2015 consisted principally of preparing our U.S. federal and state income tax returns.
Our Audit Committee has reviewed the non-audit services currently provided by our independent registered public accounting firm and has considered whether the provision of such services is compatible with maintaining the independence of such independent registered public accounting firm.  Based on such review and consideration, the Audit Committee has determined that the provision of such non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.
Pre-Approval Policy for Services by Independent Registered Public Accounting Firm
Our Audit Committee has implemented pre-approval policies and procedures for the engagement of our independent registered public accounting firm for both audit and permissible non-audit services.  Under these policies and procedures, all services provided by the independent registered public accounting firm must either (i) be approved by our Audit Committee prior to the commencement of the services, (ii) relate to assisting us with tax audits and appeals before a taxing authority or be services associated with periodic reports or registration statements filed by us with the SEC, all of which services are pre-approved by our Audit Committee, or (iii) be a de minimis non-audit service (as described in Rule 2-01(c)(7)(i)(C) of the SEC's Regulation S-X) that does not have to be pre-approved as long as management promptly notifies our Audit Committee of such service and our Audit Committee approves it prior to the service being completed.  Within these parameters, our Audit Committee annually approves the scope and fees payable for the year end audit, statutory audits and employee benefit plans audits to be performed by the independent registered public accounting firm for the next fiscal year.  Our Audit Committee also may delegate pre-approval authority for permissible non-audit services to the Audit Committee's Chairman.  Any approvals of non-audit services made by our Audit Committee's Chairman are then reported by him at the next Audit Committee meeting.  All of the services provided by our independent registered public accounting firm during fiscal year 2016 were approved in accordance with our pre-approval policies and procedures. None of the services were approved pursuant to Rule 2-01(c)(7)(i)(C) of the SEC's Regulation S-X.
Recommendation of the Board of Directors
Our Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2017 fiscal year.
Proxies received by the Board of Directors will be voted FOR the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2017 fiscal year unless stockholders specify in their proxies a contrary choice.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
On March 28, 2016, the Company, Robert J. Pallé and Carol Pallé, James H. Williams and Steven Shea (the "Lenders"), entered into an Amended and Restated Senior Subordinated Convertible Loan and Security Agreement (the "Loan Agreement") pursuant to which the Lenders agreed to lend the Company up to $750,000.  Mr. Pallé is the President and Chief Executive Officer of the Company, and also serves as a director of the Company.  Mrs. Pallé is an employee of the Company and the spouse of Mr. Pallé.  Mr. Shea is our Chairman of the Board and a director of the Company.  Mr. Williams is a director of the Company.  On March 21, 2017, the Amended and Restated Loan Agreement was amended. The Loan Agreement and the subsequent amendment, and the transactions provided therein were approved, in each instance, by the Company's independent directors (and in the case of the transactions involving Messrs. Shea and Williams, by the Company's independent directors other than Messrs. Shea and Williams).

One of our Directors, Gary P. Scharmett, is a partner at the law firm of Stradley Ronon Stevens & Young, LLP, which serves as our outside counsel.  For the 2016 and 2015 fiscal years, we were billed fees for legal services by this firm in the aggregate amount of $532,199 and $508,991, respectively.  Mr. Scharmett's interest in this relationship arises from his minority ownership interest as a partner at this firm.  In management's opinion, the terms of such services were substantially equivalent to those which would have been obtained from unaffiliated parties.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our Directors and executive officers, and persons who own more than ten percent of our Common Stock, to file with the SEC and the NYSE MKT, initial reports of ownership and reports of changes in ownership of Common Stock and our other equity securities.  Officers, Directors and greater than ten percent stockholders (collectively, "Reporting Persons") are additionally required to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on review of the copies of such reports furnished to us or written representations that no reports were required with respect to fiscal year 2016, we believe that all Section 16(a) filing requirements applicable to Reporting Persons were complied with on a timely basis during 2016.
STOCKHOLDER PROPOSALS
Stockholder Proposals for Inclusion in 2018 Proxy Statement
Any stockholder who, in accordance with Exchange Act Rule 14a-8, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with our 2018 annual meeting of stockholders must submit the proposal so that it is received by our Chief Financial Officer at our principal executive office, One Jake Brown Road, Old Bridge, New Jersey 08857, on or before December 26, 2017 and must comply in all other respects with applicable SEC rules, including Exchange Act Rule 14a-8. If the date of the 2018 annual meeting is changed by more than 30 days from the date of the 2017 annual meeting, then the deadline for receipt of the proposal would be a reasonable time before we begin to print and send our proxy materials.
Director Nominations at the 2018 Annual Meeting
Our Bylaws require advanced notice of any stockholder proposal for nomination for the election of a Director.  Notice of any such stockholder proposal must be received by our Corporate Secretary at our principal executive office, One Jake Brown Road, Old Bridge, New Jersey 08857 not less than 60 days prior to the date of the scheduled annual meeting, regardless of any postponement, deferrals or adjournments of that meeting to a later date, provided, however, that if less than 70 days' notice of the date of the scheduled annual meeting is given, then to be timely, such notice must be received not later than the close of business on the 10th day following the earlier of the date notice of the scheduled annual meeting was mailed or the date of public disclosure of the annual meeting date. In addition to meeting the submission deadline, the stockholder must also have complied with all applicable procedural and substantive requirements set forth in our Bylaws.
Timing Requirements for Other Stockholder Proposals
In order for stockholder proposals that are submitted outside of Exchange Act Rule 14a-8 or to nominate directors other than pursuant to process described above to be considered by the stockholders at the 2018 annual meeting of stockholders to be deemed "timely" for purposes of Exchange Act Rule 14a-4(c), the proposal must be received by us on or before March 11, 2018 (or if the date of the meeting has changed more than 30 days from the prior year, a reasonable time before we send our proxy materials). If a stockholder fails to provide such timely notice, the proxies designated by the Board and named herein will have discretionary voting authority on such proposal when and if the proposal is raised at the annual meeting.

ANNUAL REPORT ON FORM 10-K
A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016 ACCOMPANIES THIS PROXY STATEMENT.  WE WILL FURNISH TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO OUR FURNISHING SUCH EXHIBIT(S).  REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO OUR CHIEF FINANCIAL OFFICER AT OUR PRINCIPAL ADDRESS AS SHOWN ON THE COVER PAGE OF THIS PROXY STATEMENT.
By Order of the Board of Directors

Robert J. Pallé
Chief Executive Officer
Date:  April 24, 2017
Old Bridge, New Jersey

APPENDIX A

AMENDMENT No. 1
 to
BLONDER TONGUE LABORATORIES, INC.
2016 EMPLOYEE EQUITY INCENTIVE PLAN

This Amendment No. 1 ("Amendment") to Blonder Tongue Laboratories, Inc. 2016 Employee Equity Incentive Plan (the "Plan") has been adopted and approved by the Board of Directors, with the effectiveness of the Amendment subject to the approval by the stockholders at the next Annual Meeting of Stockholders by the affirmative vote of the holders of a majority of the shares of common stock having voting power present in person or by proxy at such Annual Meeting.

By this Amendment, the original text of Section 5.4 (LIMITATION ON NUMBER OF SHARES SUBJECT TO AWARDS) of Article 5 (SHARES SUBJECT TO THE PLAN) is replaced in its entirety by the following:

"5.4   LIMITATION ON NUMBER OF SHARES SUBJECT TO AWARDS. Notwithstanding any provision in the Plan to the contrary, and subject to the adjustment in Section 12.1, the maximum number of shares of Stock with respect to Options and Stock Appreciation Rights that may be granted to any one Participant during a fiscal year of the Company shall be Two Hundred Fifty Thousand (250,000) shares."

All other provisions of the Plan shall remain unchanged and in full force and effect.

+++++++++++++++++++++++++++++++++++

BLONDER TONGUE LABORATORIES, INC. One Jake Brown Road Old Bridge, NJ 08857 PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS MAY 23, 2017 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The Undersigned hereby appoints Eric Skolnik and Robert J. Pallé, Jr., and either of them (with full power to act alone), as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to vote, as designated on this Proxy Card, all shares of Common Stock of Blonder Tongue Laboratories, Inc. held of record by the undersigned on the record date of March 31, 2017, at the Annual Meeting of Stockholders to be held on May 23, 2017 and at any postponements or adjournments thereof, all as in accordance with the Notice of Annual Meeting of Stockholders and Proxy Statement furnished with this Proxy.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

BLONDER TONGUE LABORATORIES, INC.

May 23, 2017

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 23, 2017
The Proxy Statement and Annual Report to Stockholders are available at:
 http://www.astproxyportal.com/ast/07796

Please date, sign and mail
your Proxy Card in the
envelope provided as soon
as possible.

     Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" FOR THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒
1. Election of two Class I Directors to hold office until the 2020 Annual Meeting of Stockholders .
 FOR       AGAINST    ABSTAIN
  2 Approval of Amendment to 2016 Employee         ☐              ☐                  ☐
          Equity Incentive Plan .

  3      Proposal to ratify the appointment of                    ☐              ☐                   ☐
          Marcum LLP as the independent registered
          public accountanting firm for the fiscal year
          ending December 31, 2017.

This proxy when properly executed will be voted in the manner directed by the stockholder.  If no direction is made on this Proxy Card, this Proxy will be voted FOR the election of all nominees to serve as Class I Directors and FOR proposals 2 and 3.

☐FOR ALL NOMINEES ☐WITHHOLD AUTHORITY FOR ALL NOMINEES ☐FOR ALL EXCEPT (See Instructions below)	NOMINEES: ¡ Anthony J. Bruno ¡ Steven L. Shea
  INSTRUCTION: To withhold authority to vote for any individual nominee(s) mark "FOR ALL EXCEPT"  and fill in the circle next to each nominee you wish to withhold as shown here: ●

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting and at any postponements or adjournments thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account my not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.